Exhibit 99.1

          Accrue Software, Inc. Closes Sale of Substantially
                All of Its Assets to Datanautics, Inc.


    FREMONT, Calif.--(BUSINESS WIRE)--Sept. 26, 2003--Accrue Software, Inc. ("Accrue")(Other OTC:ACRUQ.PK) announced that it has completed the anticipated sale of substantially all of its assets to Datanautics, Inc., a newly formed company financed by institutional investors ("Datanautics"), following the approval of the such sale by U.S. Bankruptcy Court for the Northern District of California in Oakland, California (the "Court"). The purchase price consisted of cash, cancellation of indebtedness owed to Datanautics and Datanautics convertible promissory notes to be issued to certain secured creditors of Accrue. In connection with the purchase of the Accrue assets, Datanautics will assume certain Accrue liabilities, including Accrue customer obligations. Accrue intends to file a Chapter 7 liquidating plan with the Court and to seek to close its Chapter 11 case.

    Forward-Looking Statements

    This press release contains forward-looking statements that involve risks and uncertainties. Such statements include Accrue's expectations as to future filings with the bankruptcy court and certain contingent obligations. Among other factors that could cause actual results to differ materially from the forward looking statements are the following: the need for bankruptcy court approvals (including the approval of a liquidating plan) and the many uncertainties involved in operating a business in a Chapter 11 or Chapter 7 bankruptcy environment and the costs of winding down or selling subsidiaries. As a result, there can be no assurance that Accrue will be able to satisfy all allowed secured, priority and administrative claims.


    CONTACT: Accrue Software, Inc.
             Gary J. Sanders, 510-580-4500 (Media/Investor Relations)